EXHIBIT 2.1

This FIRST AMENDMENT TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is dated as of August 19, 2015.

W I T N E S S E T H:

WHEREAS, a Membership Interest Purchase Agreement by and among Apollo Management Holdings, L.P., a Delaware limited partnership (“Apollo”), RCS Capital Corporation, a Delaware corporation (“RCAP”) and RCS Capital Holdings, LLC (“Holdings”) was made and entered into on August 6, 2015 (the “MIPA”);

WHEREAS, Apollo, RCAP and Holdings desire to clarify certain terms that will be included in the Strategic Relationship Agreement; and

WHEREAS, pursuant to Section 9.4(a) of the MIPA, the MIPA may be amended by an instrument or instruments in writing signed and delivered on behalf of each of Apollo and RCAP.

NOW, THEREFORE, it is hereby agreed as follows:

1.             Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the MIPA.

2.             Amendment to the MIPA. The first paragraph in the Distribution Terms section of Exhibit B of the MIPA is hereby amended and restated in its entirety to read as follows:

“In consideration of the Marketing Services (as defined below) Apollo agrees to pay Cetera (e.g., third party reallowance) at a rate that is the same as, or more favorable to Apollo than, (i) the expenses and payments for comparable Marketing Services provided with respect to the investment products of AR Capital that are distributed by Cetera, or (ii) the lowest expenses and payments for comparable Marketing Services provided (or that may in the future be provided) to any other product sponsor who is similarly situated on the Cetera platform, taking into account the relative product mix, product construct, sales volume and other relevant factors, whichever of (i) and (ii) would be more favorable to Apollo at any given time.”

3.             Effect on the MIPA. Except as specifically amended by this Amendment, the MIPA shall remain in full force and effect and the MIPA, as amended by this Amendment, is hereby ratified and affirmed in all respects. On and after the date hereof, each reference in the MIPA to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the MIPA as amended by this Amendment.

4.             Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflict of laws rules or principles that would require or permit the application of another jurisdiction’s laws.

5.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

APOLLO MANAGEMENT HOLDINGS, L.P.

By: Apollo Management Holdings GP, LLC, its general partner

By:	/s/ John Suydam
Name: John Suydam
Title: Vice President

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

RCS CAPITAL HOLDINGS, LLC

By:	RCS Capital Corporation, its managing member

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: Chief Executive Officer

[Signature Page to the First Amendment to the Membership Interest Purchase Agreement]